UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2013 (May 29, 2013)

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-16633	23-2908305
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado                   80301

(Address of principal executive offices)                             (Zip Code)

303-381-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 1.01                    Entry into a Material Definitive Agreement.

On May 29, 2013, Array entered into a Development and Commercialization Agreement (the “Agreement”) with Oncothyreon Inc. (“Oncothyreon”), pursuant to which the parties will collaborate on the development and commercialization of certain products utilizing ARRY-380, an orally active, reversible and selective small-molecule HER2 inhibitor, for the treatment of cancer, including breast cancer. Pursuant to the Agreement, Oncothyreon will pay Array a one-time up-front fee of $10 million within 20 days after the effective date of the Agreement.

Oncothyreon will be responsible for conducting the clinical development of ARRY-380 through a defined set of proof-of-concept trials in patients with metastatic breast cancer, including patients with brain metastases.  Oncothyreon will be responsible for all development costs incurred by or on behalf of either party with respect to these proof-of-concept trials. Unless Array opts out of further development and commercialization, as described below, Array will reimburse Oncothyreon for these costs through a mechanism whereby Array bears a disproportionate amount of Phase 3 development costs and Oncothyreon receives a disproportionate amount of the profits in the United States until Oncothyreon is repaid a percentage of the amounts it has spent on the proof-of-concept trials. Oncothyreon and Array will jointly conduct any Phase 3 development supported by the proof-of-concept studies.  Subject to certain exceptions primarily related to the repayment provisions described above, Oncothyreon and Array will each be responsible for 50% of the development costs incurred with respect to any Phase 3 development.

Array is responsible for worldwide commercialization of the product. Oncothyreon has a 50% co-promotion right in the United States.  Each party also retains the right to opt out of further development and commercialization in exchange for a royalty. Subject to certain exceptions, Oncothyreon and Array will bear, or be entitled to, 50% of the profit or loss from commercializing the product in the United States. Outside of the United States, Oncothyreon will receive a double-digit royalty on net sales intended to approximate a 50% profit share, and the two companies will share equally the proceeds from any sublicense of marketing rights.

The Agreement will continue on a country-by-country basis until the termination of the royalty payment obligations, or if earlier, the termination of the Agreement in accordance with its terms. The Agreement may be terminated by Array upon Oncothyreon’s uncured failure to timely initiate committed trials or complete certain development activities, and may also be terminated under certain other circumstances, including material breach, as set forth in the Agreement. Array and Oncothyreon have also agreed to indemnify the other party for certain of their respective activities under the agreement.

Array expects to file the Agreement as an exhibit to its Annual Report on Form 10-K for the year ending June 30, 2013 and intends to seek confidential treatment for certain terms and provisions of the Agreement. The foregoing description is qualified in its entirety by reference to the text of the Agreement when filed.

Array issued a press release on May 30, 2013 announcing the Agreement, a copy of which is attached to this Form 8-K as Exhibit 99.1.

Array BioPharma Forward-Looking Statement

This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about future plans to progress and develop ARRY-380 under the Agreement, our potential to earn royalties on future sales of any drugs that may be approved for marketing and the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements. We are providing this information as of May 30, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Item 9.01                                                  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release Announcing Development and Commercialization Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2013	Array BioPharma Inc.

	By:	R. Michael Carruthers
R. Michael Carruthers
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release Announcing Development and Commercialization Agreement